Exhibit 99.(d)(2)(AA)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This First Amendment to the American Beacon Funds Investment Advisory Agreement (“First Amendment”) is effective as of February 18, 2026, by and among American Beacon Funds, a Massachusetts business trust (the “Trust”), American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and DoubleLine Capital LP, a Delaware Limited Partnership (the “Adviser”);

WHEREAS, the Trust, the Manager, and the Adviser entered into an Investment Advisory Agreement dated as of June 18, 2025 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.         Amendment to Agreement.

(a)        The following language shall be added to Section 1(b) of the Agreement:

The Manager will treat as confidential any information obtained from the Adviser (“Adviser Information”), including any fair valuation information, pricing information, information regarding significant events, and all other records and information provided by the Adviser pertaining to the Manager’s role as “Valuation Designee” for any of the Funds. The Manager acknowledges that Adviser Information may include material non-public information. The Manager will not use any Adviser Information for any purpose other than the performance of its responsibilities and duties hereunder. The Manager shall not use or permit its employees to use knowledge of non-public information regarding a Fund’s portfolio as a basis to place or recommend any securities transactions for its own benefit to the detriment of a Fund.

(b)        Schedule A to the Agreement shall be replaced in its entirety with the attached Schedule A to add the fee schedule for the American Beacon DoubleLine Select Income Fund.

2.         Miscellaneous.

(a)        Except as expressly amended by this First Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)        This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)        This First Amendment shall be governed by, and the provisions of this First Amendment shall be construed and interpreted under, and in accordance with, the laws of the State of Delaware.

DoubleLine Capital LP		American Beacon Advisors, Inc.

By:	/s/ Ronald Redell	By:	/s/ Rebecca L. Harris
Name:	Ronald Redell	Rebecca L. Harris
Title:	Authorized Signatory	Chief Operating Officer

American Beacon Funds

By:	/s/ Gregory J. Stumm
Gregory J. Stumm
President

Schedule A

To the

Investment Advisory Agreement

Between

American Beacon Funds

American Beacon Advisors, Inc.

and

DoubleLine Capital LP

The American Beacon DoubleLine Floating Rate Fund and the American Beacon DoubleLine Select Income Fund (each, a “Fund” and collectively, the “Funds”), each a series of American Beacon Funds (the “Trust”), shall pay DoubleLine Capital LP (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Funds the following fee for all Fund assets under Adviser’s management.

American Beacon DoubleLine Floating Rate Fund

•	40 basis points on the first $170 million
•	35 basis points thereafter

American Beacon DoubleLine Select Income Fund

•	40 basis points on the assets under management of DoubleLine Select Income Fund (the “Predecessor Fund”) at the closing of the reorganization of the Predecessor Fund with and into the Fund on February 20, 2026
•	40 basis points on the next $50 million
•	35 basis points thereafter

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of February 18, 2026

DoubleLine Capital LP		American Beacon Advisors, Inc.

By:	/s/ Ronald Redell	By:	/s/ Rebecca L. Harris
Name:	Ronald Redell	Rebecca L. Harris
Title:	Authorized Signer	Chief Operating Officer

American Beacon Funds

By:	/s/ Gregory J. Stumm
Gregory J. Stumm
President

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